EXHIBIT 99.2
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           FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (Dollars in thousands, except per share amounts)
             (Unaudited)
                                                                                      Three months ended
                                                                                         September 30,

                                                             2001                %            2000                %
                                                        ---------------  ---------------  --------------   --------------
REVENUES:
Investment banking                                            $ 11,084            50.9%        $ 13,645            30.5%
Institutional brokerage                                         10,092            46.3%          12,008            26.9%
Asset management
  Base fees                                                      5,836            26.8%           2,504             5.6%
  Incentive and investment income (loss)                        (8,397)          -38.5%          13,531            30.3%
Interest, dividends and other                                    3,168            14.5%           3,014             6.7%
                                                        ---------------  --------------   -------------    -------------

             Total revenues                                     21,783           100.0%          44,702           100.0%
                                                        ---------------  ---------------  --------------   -------------

EXPENSES:
Compensation and benefits                                       24,276           111.4%          24,809            55.5%
Business development and professional services                   7,639            35.1%           5,974            13.4%
Interest                                                           322             1.5%             424             0.9%
Other                                                           11,936            54.8%           7,302            16.3%
                                                        ---------------  --------------   -------------    -------------

             Total expenses                                     44,173           202.8%          38,509            86.1%
                                                        ---------------  --------------   --------------   -------------

             Net income (loss) before income taxes             (22,390)         -102.8%           6,193            13.9%

Provision for income taxes                                           -             0.0%           1,239             2.8%
                                                        ---------------  --------------   -------------    -------------

             Net income (loss)                               $ (22,390)         -102.8%         $ 4,954            11.1%
                                                        ===============  ==============   =============    =============


Basic earnings (loss) per share                                $ (0.49)                          $ 0.10
                                                        ===============                   ==============
Diluted earnings (loss) per share                              $ (0.49)                          $ 0.10
                                                        ===============                   ==============

Weighted average shares  - basic                                45,808                           49,229
                                                        ===============                   ==============
Weighted average shares  - diluted                              45,808                           50,360
                                                        ===============                   ==============

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